             EMPLOYMENT AGREEMENT AND INCENTIVE COMPENSATION PLAN

        This Employment Agreement and Incentive Compensation Plan ("Agreement") is made as of the 19th day of September, 1995, between Details, Inc., a California corporation ("Details"), and JOSEPH P. GISCH ("Employee") with respect to the following recitals of facts:

                                R E C I T A L S

        A. Details is an electronics component manufacturer engaged in the business of quick turn-around production of high quality multilayer printed circuit boards for production prototype applications and for urgently needed assembly operations in the electronics industry.

        B. Employee is a Certified Public Accountant desiring to commence employment with Details in the position of Vice President, Finance.

        C. Details and Employee desire by this Agreement to provide for the terms of employment, and a plan of compensation for employee for 36 months of employment.

        NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

        1. EMPLOYMENT OF EMPLOYEE. On and subject to the terms and conditions hereinafter set forth, Details hereby offers to Employee and Employee hereby accepts employment with Details, Inc.

        2. TERM. This Agreement shall cover the term commencing on November 13, 1995 and ending on October 31, 1998.

        3. COMPENSATION. The compensation payable to Employee under this Agreement during the term hereof shall be as follows:

                A. BASE SALARY. The Base Salary for each year of the term shall be the applicable amount set forth below, payable in weekly installments:

                                YEAR                     BASE SALARY
                         11-1-95 - 10-31-96                $240,000
                         11-1-96 - 10-31-97                $252,000
                         11-1-97 - 10-31-98                $265,000

                B. ADDITIONAL COMPENSATION. Employee shall be entitled to Additional Compensation in each month of employment, equal to 1% of the amount by which the actual Earnings Before Income Tax (being all income less all expenses except federal income tax, as reflected on Details normal statements of income) during such month exceeds the following minimum levels:

                                                MINIMUM MONTHLY EARNINGS
                MONTHS                             BEFORE INCOME TAX
                ------                          ------------------------
November, 1995 through December, 1995                   $2,200,000
January,  1996 through October,  1996                   $2,200,000
November  1996 through October,  1997                   $2,500,000
November  1997 through October,  1998                   $2,800,000

                C. Employee shall be paid Additional Compensation on a quarterly basis, and subject to the usual deductions.

                D. For purposes of determining the Additional Compensation in each month, the Earnings Before Income Tax actually achieved in such month shall be adjusted as follows:

                        (i) In each Month in which the Minimum Monthly Before Income Tax is not achieved ("Deficient Month"), the deficiency shall be offset against the amount by which the Earnings Before Income Tax actually achieved in each subsequent month exceeds the applicable Minimum Monthly Earnings Before Income Taxes for such subsequent month, until the deficiency arising from the Deficient Month is fully offset.

                       (ii) In the event that long term indebtedness of Details increases in connection with a sale of a majority of the outstanding stock of Details, there shall be added back to Earnings Before Income Taxes actually achieved: (a) an amount equal to the interest paid in such month on the amount of such debt incurred in a contemplated transaction with Chase Manhattan Capital Corporation, if consumated, exceeding any amounts therein received by Details to: (1) payoff then existing long term indebtedness, and (2) provide equipment financing or working capital, and (b) an amount equal to the goodwill amortized as expense during such month, to the extent such amortization is required by generally accepted accounting principles.

             E. In addition to the foregoing, the Board of Directors, may, in its sole and exclusive discretion, grant an additional bonus to Employee.

         4. GENERAL OBLIGATIONS OF EMPLOYEE. During the term hereof, employee shall:

             A. Devote his full employment energies, interest, abilities, time and attention to the performance of his obligations hereunder, and shall not, without the written consent of the Chairman and Chief Executive Officer of Details, render any service of any kind to a third party for compensation.

             B. Not engage in any activity which conflicts with or interferes with the performance of his duties hereunder, whether or not for compensation.

             C. Provide his exclusive loyalty to Details, with a view toward maintaining the highest quality standards, improving profitability through cost controls, increasing revenues consistent with holding margins, assuring compliance with applicable laws, sustaining employee morale, and assuring equipment is maintained in its best operating condition.

         5. SPECIFIC DUTIES OF EMPLOYEE. Subject at all times to the direction of the Board of Directors and the approval of the Chairman and Chief Executive Officer, employee shall:

             A. Establish, implement and oversee Details' accounting activities and accounting personnel, to assure prompt, accurate and complete reporting of all material information regarding fiscal activities and operations of Details to the Board of Directors of Details.

             B. Maintain full and adequate controls over corporate commitments and expenditures to assure continuous fiscal integrity and profitability.

            C. Investigate and report irregularities as required from time to time to assure full compliance with law, first quality effort and results by personnel, and proper internal reporting and communications.

            D. Represent and continuously promote the interests of Details in fiscal matters with lenders, tax authorities, outside accountants, department personnel, and major customers and vendors.

            E. Establish and maintain budgets and variance reporting for all operations of Details, including proper budgeting for current operations and anticipated capital and other expenditures, maintenance and improvement of product margins, full product quality assurance and proper operational systems (including ISO 9000 standards compliance).

            F. Coordinate with other officers and subordinate executives, managers and supervisors to assure smooth implementation of accounting controls and reporting.

            G. Establish and implement computerized accounting and management information systems, tax accounting and reporting systems, risk management controls and insurance analysis, and personnel compensation accounting and payments including incentive compensation benefits.

            H. Perform such other tasks and functions as directed by the President and the Chairman and Chief Executive Officer of Details.

         6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Employee now possesses and will obtain "Confidential Information", which is all financial and other information disclosed or obtained in connection with employment with Details, which has been created, discovered, developed or otherwise become known to Details, its customers, or suppliers, and/or in which proprietary rights have been assigned or otherwise provided to Details, and (ii) which has commercial value in the businesses in which Details and its customers and suppliers are engaged. Employee agrees that all Confidential Information is a valuable property and asset of Details, and Details shall be the sole owner of all patents, trademarks, copyrights, trade secrets, and other proprietary rights arising therefrom. Employee shall at all times, during and after employment maintain the confidentiality of Confidential Information, and not use or disclose same other than (a) for a purpose connected with Employee's obligations to Details under this agreement, or (b) with the written consent of the Chairman and Chief Executive Officer of Details.

          A.  The following are examples of Confidential
Information, but not an exclusive listing: information relating to trade secrets, processes, customer lists, structures, formulas, data, know-how, techniques, marketing plans, manufacturing methods, strategies, forecasts, products, equipment utilization, software and financial data.

          B.  Notwithstanding the foregoing,
Confidential Information does not include information (a) generally available to the public, (b) contained in an issued patent, or (c) generally known to persons in the printed circuit board business.

          7.  DISCHARGE FOR CAUSE.  Employee may be
discharged for any of the following causes, which shall be effective upon written notice thereof to employee. Upon any such discharge, (i) Employee's entitlement to benefits
(subject only to legal requirements of general application for continuation of benefits, such as COBRA) and other compensation under this agreement shall cease, and (ii)
Employee shall return all property of Details within 24 hours following such termination, including without limitation all Confidential Information and Proprietary
Rights.

          A. BREACH. Any failure or refusal to comply in good faith with the obligations of employee under this agreement, with a view toward providing the maximum benefits available to Details hereunder, including without limitation, refusal to work or resignation.

          B. INCAPACITY. The inability to perform the obligations of employee under this agreement due to death, injury, disease, mental illness or other disability, which shall continue for a period of 30 days, or which, in the aggregate shall involve 60 days in the preceding twelve month period.

          C.  DISHONESTY.  The commission of a crime
punishable by imprisonment in the state prison (whether or not actual criminal prosecution and imprisonment results), or perpetration of, or attempt to perpetrate, any fraud, embezzlement or theft with respect to Details, or any or its shareholders, directors, personnel, vendors or customers.

          D. MISCONDUCT. As involves personnel, vendors, and customers of Details, (i) discrimination based on age, gender, race, national origin, or religion; and (ii) sexual harassment.

     9. VACATIONS AND BENEFITS. Employee shall be entitled to benefits generally available to Details full time personnel, such as participation in health care plans and similar benefits plans, including vacation and sick pay entitlements for salaried employees. As an additional benefit, Details shall pay, while Employee is employed by Details, an amount not exceeding $500 monthly, for up to 36 months, with respect to Employee's existing vehicle lease obligation.

     10. INUREMENT. This agreement shall be binding upon and inure to the benefit of the parties, and their successors, assigns and personal representatives.

     11. ASSIGNMENT. Employee may not assign this agreement or any interest therein. Details may assign this agreement to any entity which shall assume all of the obligations of Details hereunder, provided that either (i) Details shall own a majority of the voting securities of such entity, or (ii) such entity has purchased a majority of the assets of Details. Upon any such assignment, Details shall be released from all obligations hereunder.

     12. INTEGRATION. This agreement contains the entire understanding of the parties relating to the subject matter hereof, and shall supersede all other written and oral prior and contemporaneous promises and agreements.

     13. APPLICABLE LAW. This agreement is made in the State of California, and California law shall govern its interpretation.

     14. ENFORCEMENT. Should legal action between the parties be necessary or appropriate to enforce any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorneys fees, whether or not such action proceeds to a final judgment.

     15. SEVERABILITY. If any of the provisions of this agreement, as applied to a particular party or circumstance, shall be found by a court with proper jurisdiction to be void or unenforceable, such finding shall not affect the provision in any other application, or the validity or enforceability of other provisions hereof.

        16. AMENDMENTS. Any amendment to this agreement must be in writing and signed by each of the parties to be valid, and any purported amendment not meeting the requirements of this section shall be without force or effect.

        IN WITNESS WHEREOF, this agreement is executed as of the day and year first above written.

EMPLOYEE:                               DETAILS, INC.

/s/ Joseph P. Gisch                     by /s/ James I. Swenson, CEO
-------------------                       --------------------------
JOSEPH P. GISCH                           JAMES I. SWENSON,
                                          CHIEF EXECUTIVE OFFICER

                              FIRST AMENDMENT TO
                      EMPLOYMENT AGREEMENT AND INCENTIVE
                               COMPENSATION PLAN

          This amendment is made as of December 12, 1996 to the Employment Agreement and Incentive Compensation Plan ("Agreement") dated as of September 19, 1995, between Details, Inc., a California corporation ("Details"), and Joseph P. Gisch. ("Employee").

          NOW THEREFORE, in consideration of $1.00 paid to Employee, receipt of which is hereby acknowledged, the Agreement is hereby amended in the following particulars only, and except as so amended, shall continue in full force and effect.

          1. Paragraph 3B. of the Agreement is hereby deleted and replaced with the following:

          ADDITIONAL COMPENSATION. Employee shall be entitled to Additional Compensation in each month of employment, equal to 1.5% of the amount by which the actual Earnings Before Income Tax (being all income less all expenses except federal and state income taxes, as reflected on Details normal statements of income) during such month exceeds the following minimum levels:


                                               MINIMUM MONTHLY EARNINGS
             MONTHS                               BEFORE INCOME TAXES
             ------                               -------------------
January, 1996 through December, 1996                   $2,100,000
January, 1997 through December, 1997                   $2,100,000
January, 1998 through October, 1998                    $2,400,000


          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


DETAILS, INC.                          EMPLOYEE


by /s/ James I. Swenson                    /s/ Joseph P. Gisch
   ------------------------------          ------------------------------
   James I. Swenson                        Joseph P. Gisch
   Chairman and Chief
   Executive Officer

                                AMENDMENT NO. 1
                                      TO
             EMPLOYMENT AGREEMENT AND INCENTIVE COMPENSATION PLAN

     This Amendment No. 1 To The Employment Agreement And Incentive Compensation Plan is made as of October 28, 1997, between Details, Inc., a California corporation ("Details"), and Joseph P. Gisch ("Employee") with respect to the following recitals of facts:

                                   RECITALS

     A. Employee is presently an employee of Details.

     B. Details and Employee entered into an Employment Agreement and Incentive Compensation Plan on September 19, 1997 (the "Agreement") which provided the terms of employment and a plan of compensation for Employee. Capitalized terms used herein shall have the meanings set forth in the Agreement, unless otherwise provided herein.

     C. On October 28, 1997, Details entered into an Amended and Restated Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which it will exchange its capital stock for certain consideration on the closing date (the "Closing Date"). Employee is a stockholder and optionholder of Details and will derive substantial personal economic benefit from the consummation of the transaction contemplated by the Recapitalization Agreement.

     D. The Recapitalization Agreement contemplates that the parties hereto execute this Agreement.

     E. Details and Employee desire by this amendment to provide for the continued employment and to extend the term of the employment of the Employee on the terms contained in the Agreement as amended hereby.

     NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

     1. CONTINUED EMPLOYMENT OF EMPLOYEE. On and subject to the terms and conditions set forth in the Agreement as amended hereby (the "Amended Agreement"), Details hereby offers to Employee and Employee hereby accepts continued employment with Details as Vice President, Finance. In the event of a conflict between any provision of this Amended Agreement and the Agreement, the provisions of the Amended Agreement shall control.

     2. TERM. This Amended Agreement shall cover the term commencing on the Closing Date and ending three calendar years from the Closing Date (the "Expiration Date").

     3. COMPENSATION. The Base Salary for fiscal years 1997, 1998 and 1999 shall be $252,000, $265,000 and $275,000, respectively. The Base Salary for each year on or after January 1, 2000 covered by the Amended Agreement will be established by Details at a level that is at least as high as the Base Salary for 1999.

         The Additional Compensation shall be calculated according to the table set forth on Schedule 1 hereto and shall be based on the following EBITDA targets ("Target EBITDA")(rather than Gross Profit or any other measuring device or indicator).


                                    Target
               Fiscal Year          EBITDA
               -----------          ------
                                    (In Millions)
                  1997              $33,396
                  1998              $37,571
                  1999              $42,267

         For purposes of this Agreement, EBITDA is defined in accordance with the definition of Consolidated EBITDA in the Senior Credit Agreement dated October 27, 1997.

         After the preparation and finalization of the financial statements reflecting the first six months of each fiscal year (the "Six Month Financials"), Details shall pay the Employee an advance on the Additional Compensation, if any, payable to the Employee for such fiscal year (the "Advance").

         The Advance shall equal seventy-five percent (75%) of fifty percent (50%) of the Target Additional Compensation (i.e., the Additional Compensation that Details expects to pay Employee at fiscal year end based on Detail's good faith estimate of Details' EBITDA for such fiscal year).

         If the Additional Compensation for the fiscal year is less than the amount of the Advance paid to the Employee in such fiscal year, then the amount of Additional Compensation to which the Employee would otherwise be entitled in subsequent periods shall first be applied to eliminate such shortfall.

     4. DISCHARGE FOR CAUSE. The parties hereto hereby reaffirm the section of the Agreement entitled "Discharge for Cause." The parties hereto further agree that the following causes shall constitute the only causes for which the Employee may be discharged.

               a. BREACH. Any failure or refusal to comply in good faith with the obligations of the Employee under the Amended Agreement, which failure shall, in the sole determination of the Board of Directors, constitute gross neglect by the Employee or result from the willful misconduct of the Employee.

              b. DISHONESTY. As determined by the Board of Directors based upon substantial evidence, any of the following whether or not actual criminal prosecution or conviction arises therefrom: (a) perpetration of, or attempt to perpetrate, any fraud, embezzlement or theft with respect to Details, or any of its subsidiaries, shareholders, directors, personnel, vendors or customers, or (b) conviction of any felony, or of any misdemeanor originally charged as a felony, whether or not imprisonment results.

     5. LIFE INSURANCE. Details agrees to use its reasonable efforts to procure a term life insurance policy in the amount of one million dollars ($1,000,000) on the life of the Employee, provided that the Employee presents typical underwriting risks for a non-smoker in good health who is Employee's age and that the Employee cooperates in Details' efforts to procure such policy. Details will pay the premiums for such policy for the period beginning on the date such policy is procured and ending on the earlier of (i) the Expiration Date or (ii) the date Employee ceases to be an employee of Details.

     6. DISABILITY. Details may terminate the Employee's employment upon notice to the Employee in the event the Employee becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities under the Amended Agreement for a period of ninety
          (90) consecutive calendar days or for an aggregate of one hundred eighty (180) days during any period of three hundred sixty-five (365) consecutive calendar days. In the event of a termination pursuant to the preceding sentence, Details shall continue to pay to the Employee the Base Salary payable to the Employee pursuant to the Amended Agreement for a period of up to one calendar year from the date of such disability, such Base Salary to be payable in such installments as the Base Salary is paid him under the terms of the Amended Agreement, provided however if the Employee is eligible to receive disability payments under a long-term disability plan adopted by Details, such payments of the Employee's Base Salary shall cease.

     7. STOCK AWARD. Details will award Employee 676.7889 shares of Class A-5 Common Stock on the Closing Date, which shares will be duly authorized, fully-paid and non-assessable.

     8. BONUS. In addition to any other compensation to which Employee is entitled, on the date on which Employee ceases to be the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any shares of capital stock of Details, Details will pay to Employee, whether or not he continues to be an employee at such time, an amount equal to $155,197.52. The provisions of this
          Section 9 shall survive the Expiration Date.

     9. ENFORCEMENT. In the event that any provision of this Amended Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

               [Remainder of this page intentionally left blank]

                                                            Employment Agreement
                                                            October 28, 1997

     IN WITNESS WHEREOF, this agreement is executed as of the day and year first above written.

EMPLOYEE:                              DETAILS, INC.


/s/ Joseph P. Gisch                    By /s/ Bruce McMaster
----------------------------------        ------------------------------------
Joseph P. Gisch                           Bruce McMaster

                                  SCHEDULE 1
                                  ----------
                              to Amendment No. 1
                         to Employment Agreement and
                          Incentive Compensation Plan


     The Additional Compensation for each year shall be determined by the following methodology. EBITDA for each year shall be divided by the Target EBITDA for that year. The resulting fraction (expressed as a percentage) is the "EBITDA Percentage". The amount of the Additional Compensation for each year is a function of the EBITDA Percentage for that year as set forth on the table below:

--------------------------------------------------------------------------------
        If the EBITDA                      The Additional Compensation
        Percentage is:                      in each year shall equal:
--------------------------------------------------------------------------------
                                      1997            1998          1999
                                  ----------------------------------------------
Below 90%                              -0-             -0-           -0-
--------------------------------------------------------------------------------
Between 90% and below 95%             $3,350          $66,667       $66,667
--------------------------------------------------------------------------------
95%                                   $6,700         $133,333      $133,333
--------------------------------------------------------------------------------
100%                                 $10,050         $200,000      $200,000
--------------------------------------------------------------------------------
105%                                 $11,558         $230,000      $230,000
--------------------------------------------------------------------------------
110%                                 $13,065         $260,000      $260,000
--------------------------------------------------------------------------------
115%                                 $14,573         $290,000      $290,000
--------------------------------------------------------------------------------
120%                                 $16,080         $320,000      $320,000
--------------------------------------------------------------------------------


For an EBITDA Percentage that exceeds 95%, Additional Compensation will be determined from the foregoing table by linear interpolation based upon the actual EBITDA Percentage. For an EBITDA Percentage that exceeds 120%, Additional Compensation will be determined from the foregoing table by linear extrapolation.


                                                               [Joseph P. Gisch]